EXHIBIT 10.1

                                  WORK CONTRACT

Between

Novell France SARL, with a capital of 1,524,490(euro), headquartered Tour Framatome, 1 place de la Coupole, 92084 Paris La Defense, registered to the Registre du Commerce et des Societes of Nanterre under the reference B 343 605 671, represented by Mr. Philippe Alloing, Vice President Human Ressources EMEA (Europe Middle East Africa), duly mandated to represent the company (hereafter referred to as "The Company"),

and

Mr Gerard Van Kemmel, born on 8 August 1939, French citizen, whose address is 19, rue Henri Fontaine, 92380 Garches, and social security number 1 39 08 59 017 008 33 (hereafter referred to as "The Employee"), has been discussed the following

The Company wants to hire The Employee, who accepts the position offered to him according to all rules exposed in the present contract (hereafter referred to as "The Contract") for an undetermined period of time, including any specific stipulations mentioned in the enclosed Appendices.

The contract and appendices' stipulations compose the entire agreement between The Company and The Employee as far as The Contract is concerned.

Consequently, the stipulations of the Contract cancel and replace lawfully those mentioned in any document, correspondence, written or verbal communication, exchanged between the parties before the signature of the Contract and related to its object.

It was then agreed that

                          Article 1 - Responsibilities

As from July 1st, 2002 (hereafter referred to as "the Entry Date"), the Company hires the Employee for an undetermined period of time, under the following conditions.

The Contract will not be subject to any Convention Collective (Collective Labour Agreement).

The position offered to the Employee is that of President EMEA (Europe, Middle East, Africa), at Executive level.




As such, the Employee's responsibilities will encompass:

|X| Design and implementation of the proposed strategy, in order to develop the operational support and professional skills of Novell employees in EMEA, and the entire responsibility of the implementation of this plan in the area, in partnership with the Regional Operational Managers.

The Employee, who accepts the responsibility, formally declares that as of the Entry Date, he will not be linked to any other company and free of any professional commitment, including a non-competitive one that could prevent him from or limit his ability to fulfill the Contract.

The Employee fully accept to respect all instructions given to him by Mr Jack Messman, President Novell, and any person who will be mandated to this end. The Employee vows to comply with all of the Company's internal rules.

It is expressly agreed between the parties that the Employee may be asked to perform on a timely basis functions or activities not expressly defined above.

               Article 2 - Seniority - Trial period - Medical Exam

The present Contract guarantees the Employee the seniority acquired in his previous position with Cambridge Technology Partners. The Employee's initial entry date is July 1st, 2002, but his tenure with the Company runs from July 14, 1997.

The present Contract includes no trial period.

The Employee is to take a medical exam to which he will be invited, the present Contract taking effect only after the Employee has been declared fit for the job.

                            Article 3 - Compensation

The Company will give the Employee an annual gross remuneration amounting to 456,463(euro), payable monthly in 12 equal installments of 38,038.58(euro) each before taxes.

In addition to this base salary, the Employee may be eligible to a bonus, fixed by the annual compensation plan and applicable to all employees of the Company and notified at the beginning of every quarter. This bonus will be capped to 427,934(euro) a year, depending on the Novell Group's results and the completion of the objectives set with Jack Messman.

                            Article 4 - Working Hours

Considering the freedom given to the Employee as to how he organizes his time, his level of authority and responsibilities, attested by the importance of his position, his hierarchical level, and his compensation, the Employee acknowledges that he comes under the article L.212-15.1 of the Code du Travail and, as such, the rule of working hours does not apply to him.

                                Article 5 - Venue

The Employee will usually be working in the Company's headquarters.

Any change of venue within the Ile-de-France area will not constitute a substantial change of the terms of this Contract.

It is agreed between the parties that the Employee will mainly be based in France but he may however have to travel abroad for specific assignments.

                          Article 6 - Other Activities

The Employee will dedicate his entire working time to his function in compliance with the Contract and will not have any other remunerated activity, except with the express and written authorization of the Company.

Likewise, the Employee will not take any interest, direct or indirect, in any company or enterprise having a competitive or complementary activity to that of the Company.

The Employee will respect this clause during his entire tenure with the Company, including during his notice period, be it completed or not at the request of any of the two parties.

                           Article 7 - Non-competition

The present clause is mandatory to the protection of the lawful interests of the Company and the Novell Group due to the Employee's deep knowledge of the competitive positioning of the commercial offer and the general strategy of Novell.

In case of Contract's termination, after the trial period, and regardless of its motivation, the Employee will not:

|X| Join a competitor company, be they remunerated or not, and particularly no company whose core business consists of editing and distributing software and packages used by companies in network architectures, as well as companies specialized in developing and implementing IT solutions.

|X| Take an interest, direct or indirect, under any circumstances in such a company.

This non-competition agreement is limited to a period of 12 months, starting the day of the notification of the termination and covering the EMEA area.

The Employee is fully aware and accepts, in case he would take on a new position during the non-competition agreement, to immediately inform the Company by writing of the name of his new position, company and field of activity.

Violation of this clause will have the Employee pay to the Company a retainer amounting to 18 months of gross salary, calculated on the basis of the compensation mentioned in this Contract, and based on the average compensation received the year preceding the termination of the Contract.

This fee will be paid to the Company by the Employee for each violation of this clause.

The payment of this fee is independent of any other fine that the Company could ask with a view to reparation of the moral or financial damages related to the Employee's new position.

The Employee acknowledges that his commitment is mandatory to preserve the Company and/or any subsidiary's business interests and that the present clause will not prevent him, in any way, to find another job.

Should this clause be considered too wide by a competent jurisdiction, the parties agree that it would then be applied at its widest lawful extend.

In compensation for his compliance with the non-competition agreement, at the end of his Contract, the Employee will receive a financial compensation equal to 1/10th of the gross remuneration paid to him during the last 12 months of the Contract. This financial compensation will be paid entirely with the Employee's full settlement.

In case of violation of the non-competition agreement by the Employee, the Employee will have to refund the total amount of the compensation that was paid to him, and this independently from any other right or claim by the Company.

                        Article 8 - Professional Expenses

All expenses reasonably incurred by the Employee to perform his duties will be reimbursed to him on presentation of receipts.

The Employee will comply with internal rules related to professional expenses. The Company has the right to alter those rules at any time.

                             Article 9 - Company Car

The Company provides the Employee with a company car matching his level of activity and that he will use professionally as well as personally. The share of private use will be considered fringe benefits and will therefore be subjected to taxes.

The Employee confirms having a valid driving license and will inform the Company of any change related to it.

In case of an accident, the Employee shall inform the Company and the insurance company within 48 hours providing all details of the circumstances of the accident. The Company will pay all all-risks insurance as well as any expenses related to the maintenance of the car linked to its professional use. The Employee will reimburse any other expenses such as fines, responsibilities, damages or prejudices resulting from the personal use of the vehicle. Gas, tolls, etc. during personal use of the car will be paid by the Employee.

The car remains Company's property and will be handed back to it in case of Contract's termination, regardless of its motivation, the day the Employee actually leaves the Company.

The Company may alter the rules of company car use at any time.

                              Article 10 -Holidays

The Employee will be given the number of paid holidays the Law authorizes, cumulated by reference year from June 1st of the previous year to May 31st of the current year. The cumulated holidays will not be transferable from one year to the next, unless authorized in writing by the Company.

The period of vacation will be agreed on between the Company and the Employee.

                   Article 11 - Illness - Accidents - Absences

In case of physical incapacity to perform the job, the execution of the Contract will be suspended in accordance with the applicable law and rules.

The Employee will immediately inform the Company and provide it with a medical certificate within 48 hours to justify the absence.

                         Article 12 - Social Insurances

The Employee will subscribe to all social funds, pension funds and complementary medical insurance to which the Company is registered.

The Company is registered to the URSSAF in Montreuil under the reference 9 20 601 207 920 010 116.

The parties agree that the Company may register the Employee to other organizations without his prior consent.

Pension funds to which the Employee will subscribe are:

-        ANEP: 25 rue de Paradis - 75492 Paris Cedex 10
-        CRICA: 154 rue Anatole France - 92599 Levallois-Perret

Any change of the above mentioned funds will not constitute a sensible alteration of the terms of this Contract.

                            Article 13 - Information

The Employee will inform the Company of any change in his current situation (address, marital status, etc.).

The Employee will also give the Company any document claimed at the time of the recruitment (diploma, career summary, etc.).

                      Article 14 - Termination of Contract

The Contract can be terminated by either party, in compliance with the Law. The notice period will be three months.

                            Addition to the Contract

Paris, January 22nd, 2003



As of February 3rd, 2003, the work contract between Gerard Van Kemmel and Novell SARL is transferred to Novell European Services SAS.

The seniority acquired by Mr Van Kemmel with Novell SARL will remain at Novell European Services SAS.

The position, compensation and venue remain unchanged, as well as all other items of the original work contract with Novell SARL.